EXHIBIT 2
                                                                       ---------


                          AGREEMENT AND PLAN OF MERGER

                                       BY

                                       AND

                                      AMONG

                      LONE STAR STEAKHOUSE & SALOON, INC.,

                         LONE STAR U.S. ACQUISITIONS LLC

                                       AND

                              COI ACQUISITION CORP.

                           DATED AS OF AUGUST 18, 2006



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I TERMS OF THE MERGER; THE TRANSFERS..................................2
    1.1.        Stock Transfers...............................................2
    1.2.        The Merger....................................................2
    1.3.        The Closings; Effective Time..................................2
    1.4.        Conversion of Securities......................................3
    1.5.        Payment for Certificates; Distribution........................4
    1.6.        Options.......................................................6
    1.7.        Dissenting Shares.............................................7
    1.8.        Certificate of Incorporation and Bylaws.......................7
    1.9.        Directors and Officers........................................7
    1.10.       Other Effects of Merger.......................................8
    1.11.       Additional Actions............................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................8
    2.1.        Due Organization and Good Standing............................9
    2.2.        Capitalization................................................9
    2.3.        Subsidiaries.................................................11
    2.4.        Authorization; Binding Agreement.............................11
    2.5.        Governmental Approvals.......................................12
    2.6.        No Violations................................................12
    2.7.        SEC Filings; Company Financial Statements....................13
    2.8.        Absence of Certain Changes...................................14
    2.9.        Absence of Undisclosed Liabilities...........................16
    2.10.       Compliance with Laws.........................................16
    2.11.       Permits......................................................16
    2.12.       Litigation...................................................16
    2.13.       Restrictions on Business Activities..........................16
    2.14.       Material Contracts...........................................17
    2.15.       Intellectual Property........................................18
    2.16.       Employee Benefit Plans.......................................19
    2.17.       Taxes and Returns............................................22
    2.18.       Finders and Investment Bankers...............................24
    2.19.       Fairness Opinion.............................................24
    2.20.       Insurance....................................................25
    2.21.       Vote Required; Ownership of Purchaser Capital Stock..........25
    2.22.       Title to Properties..........................................25
    2.23.       Employee Matters.............................................26
    2.24.       Environmental Matters........................................27
    2.25.       Proxy Statement..............................................28
    2.26.       Franchise Matters............................................28
    2.27.       Transactions with Affiliates.................................29

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER......................30
    3.1.        Due Organization and Good Standing...........................30

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    3.2.        Authorization; Binding Agreement.............................30
    3.3.        Governmental Approvals.......................................30
    3.4.        No Violations................................................31
    3.5.        Finders and Investment Bankers...............................31
    3.6.        Disclosures..................................................31
    3.7.        Financing....................................................32
    3.8.        Litigation...................................................32
    3.9.        No Prior Activities..........................................32
    3.10.       Investigation by Purchaser and Merger Sub....................32

ARTICLE IV ADDITIONAL COVENANTS OF THE COMPANY...............................33
    4.1.        Conduct of Business of the Company...........................33
    4.2.        Notification of Certain Matters..............................35
    4.3.        Access and Information.......................................36
    4.4.        Special Meeting; Proxy Statement.............................37
    4.5.        Commercially Reasonable Efforts..............................38
    4.6.        Public Announcements.........................................38
    4.7.        Compliance...................................................38
    4.8.        No Solicitation..............................................39
    4.9.        SEC and Stockholder Filings..................................41
    4.10.       State Takeover Laws..........................................41
    4.11.       Amendment of the Company Employee Plans......................41
    4.12.       HSR Act......................................................41
    4.13.       Actions With Respect to the Transfers........................41
    4.14.       Tax Sharing Agreements.......................................42

ARTICLE V ADDITIONAL COVENANTS OF PURCHASER..................................42
    5.1.        Notification of Certain Matters..............................42
    5.2.        Commercially Reasonable Efforts..............................43
    5.3.        Compliance...................................................43
    5.4.        Indemnification and Insurance................................43
    5.5.        Benefit Plans and Employee Matters...........................44
    5.6.        Public Announcements.........................................45
    5.7.        HSR Act......................................................45

ARTICLE VI CONDITIONS........................................................46
    6.1.        Conditions to Each Party's Obligations.......................46
    6.2.        Conditions to Obligations of Purchaser to Effect the
                Transfers....................................................46
    6.3.        Conditions to Obligations of Purchaser to Effect the
                Merger.......................................................47
    6.4.        Conditions to Obligations of the Company.....................48
    6.5.        Frustration of Conditions....................................49

ARTICLE VII TERMINATION AND ABANDONMENT......................................49
    7.1.        Termination..................................................49
    7.2.        Effect of Termination........................................50
    7.3.        Fees and Expenses............................................50

ARTICLE VIII MISCELLANEOUS...................................................52
    8.1.        Confidentiality..............................................52
    8.2.        Amendment and Modification...................................53
    8.3.        Waiver of Compliance; Consents...............................53

                                       ii
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    8.4.        Survival.....................................................53
    8.5.        Notices......................................................53
    8.6.        Binding Effect; Assignment...................................54
    8.7.        Governing Law; Jurisdiction..................................54
    8.8.        Counterparts.................................................55
    8.9.        Interpretation...............................................55
    8.10.       Entire Agreement.............................................55
    8.11.       Severability.................................................56
    8.12.       Specific Performance.........................................56
    8.13.       Attorneys' Fees..............................................56
    8.14.       Third Parties................................................56























                                       iii
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                          AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of August 18, 2006, by and among Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "COMPANY"), Lone Star U.S. Acquisitions LLC, a Delaware limited liability company ("PURCHASER"), and COI Acquisition Corp., a Delaware corporation and an affiliate of Purchaser ("MERGER SUB").

                                   WITNESSETH:

            A. The respective boards of directors or other governing body of Merger Sub, Purchaser and the Company deem it advisable and in the best interests of their respective stockholders and/or interest holders that Purchaser acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

            B. The respective boards of directors or other governing body of Purchaser and the Company deem it advisable and in the best interests of their respective stockholders and/or interest holders that, immediately prior to Purchaser acquiring the Company, Purchaser or its designee acquire all of the capital stock of certain subsidiaries of the Company upon the terms and subject to the conditions provided for in this Agreement.

            C. The board of directors of the Company (the "BOARD") has unanimously approved this Agreement, the merger of Merger Sub with and into the Company with the Company surviving (the "MERGER"), the Transfers (as defined below) and the Distribution (as defined below) (the Merger, the Transfers and the Distribution being hereinafter referred to as the "TRANSACTIONS"), and the Board has determined that such approval is sufficient to render inapplicable to this Agreement and the Transactions the restrictions against the parties hereto engaging in any business combination as set forth in Section 203 of the Delaware General Corporation Law ("DGCL"), has determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, and has resolved to recommend that the holders of the Company's issued and outstanding shares of common stock, par value $0.01 per share (the "COMMON STOCK", with all of the outstanding shares of Common Stock being hereinafter referred to as the "SHARES"), adopt this Agreement and approve the Transactions.

            D. The board of directors or other governing body of each of Purchaser, Merger Sub and the Company have each approved this Agreement and the Transactions, including the Merger, the Transfers and the Distribution, all in accordance with the DGCL and, in each such case, upon the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

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                                    ARTICLE I
                       TERMS OF THE MERGER; THE TRANSFERS

1.1. Stock Transfers.

            Immediately prior to the Effective Time (as defined herein), upon the terms and subject to the conditions of this Agreement, the Company shall, or shall cause its applicable subsidiaries to, sell, assign, transfer and deliver (each, a "TRANSFER" and, collectively, the "TRANSFERS") to one or more affiliates designated by Purchaser in writing at least five business days prior to the Effective Time ("PURCHASE SUB") all of the shares of the capital stock of the subsidiaries of the Company set forth on Schedule 1.1 (each, a "TRANSFERRED SUB" and, collectively, the "TRANSFERRED SUBS"), free and clear of all liens, claims, pledges, mortgages, security interests, charges, restrictions or encumbrances of any kind or nature whatsoever or agreements with respect thereto, in exchange for the aggregate amount of $442,649,781.91 (the "STOCK PURCHASE AMOUNT"). In connection and concurrently with, and as a part of, the Transfers, the Company will, or will cause its affiliates to, execute and deliver to Purchase Sub, as of the Transfer Closing, such instruments of transfer and assignment (but without any requirement to record, or otherwise notify any person of or obtain the Consent (as defined below) of any person to, any such transfer or assignment) as are reasonably necessary to transfer to Purchase Sub any other capital stock, properties, assets or contracts owned by the Company or its affiliates reasonably requested by Purchaser in writing at least 10 business days prior to the Effective Time.

1.2. The Merger.

            Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the DGCL. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate existence of Merger Sub shall thereupon cease and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Purchaser. It is intended that the Merger, combined with the Distribution, will be treated as a single overall plan to fully redeem each Company stockholder of his, her or its shares of Common Stock for United States federal income tax purposes pursuant to Section 302 of the Internal Revenue Code of 1986, as amended, including all regulations and interpretations thereof (the "CODE"), and Revenue Rulings 55-745, 1955-2 C.B. 223 and 75-447, 1975-2 C.B.
113, thereby effecting a complete termination of each Company stockholder's interest in the Company.

1.3. The Closings; Effective Time.

            (a) The closing of the Transfers (the "TRANSFER CLOSING") shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022 at 9:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second (2nd) business day after the date that all of the conditions to each party's obligations to effect the Transfers have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto (the "TRANSFER CLOSING DATE").

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            (b) Subject to the provisions of this Agreement, on the Transfer
Closing Date:

            (i) The Company shall deliver to Purchase Sub the certificates representing all of the shares of the capital stock of each Transferred Sub, either duly endorsed for transfer to Purchase Sub or accompanied by duly executed stock powers.

            (ii) Purchaser shall pay, or cause Purchase Sub to pay, to the Company or its applicable subsidiaries, the Stock Purchase Amount, by wire transfer of immediately available funds to a bank account specified by the Company in writing to Purchaser.

            (iii) Upon receipt of the Stock Purchase Amount, the Company shall, or shall cause its applicable subsidiaries to, immediately deposit with American Stock Transfer & Trust Company, 10150 Mallard Creek Road, Suite 307, Charlotte, NC 28262 (the "TRANSFER AGENT") an amount equal to $442,741,087.98 for distribution to the Company's stockholders pursuant to the terms of Section 1.5 (the "DISTRIBUTION").

            (iv) The parties intend for the Distribution to the Company's stockholders to be treated as a partial redemption of each Company stockholder's shares of Common Stock for United States federal income tax purposes. The parties further intend for the cash received by the Company's stockholders on partial redemption of their shares of Common Stock pursuant to the Distribution and the cash received by the Company's stockholders in exchange for their remaining shares of Common Stock pursuant to the Merger will be treated as part of the same overall plan to fully redeem each Company stockholder of his, her or its shares of Common Stock for United States federal income tax purposes pursuant to Section 302 of the Code, and Revenue Rulings 55-745, 1955-2 C.B. 223 and 75-447, 1975-2 C.B. 113, thereby effecting a complete termination of each Company stockholder's interest in the Company.

            (c) The closing of the Merger (the "CLOSING") shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 10:00 a.m. local time on the Transfer Closing Date after all of the conditions to each party's obligations to effect the Merger have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto. The Closing shall not occur unless the Transfer Closing shall have occurred.

            (d) Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in accordance with the DGCL (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

1.4. Conversion of Securities.

            At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the
Company:

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            (a) Each Share that is owned by Purchaser or Merger Sub, or that is owned by the Company as treasury stock, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (b) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 1.4(a) hereof and Dissenting Shares (as defined in Section 1.7 below)) shall automatically be converted into the right to receive $6.33 in cash, as a result of the Merger (the "MERGER CONSIDERATION"), and $20.77 in cash, as a result of the Distribution (the "DISTRIBUTION CONSIDERATION"), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.5 hereof, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the Distribution Consideration therefor upon the surrender of such certificate in accordance with Section 1.5 hereof. Without limiting any other provision of this Agreement, the Merger Consideration and the Distribution Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization or other like change with respect to the Common Stock occurring after the date hereof and prior to the Effective Time and/or the Transfer Closing Date.

            (c) Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.5. Payment for Certificates; Distribution.

            (a) Transfer Agent. The Transfer Agent shall act as agent for the holders of the Shares (other than Shares held by Purchaser, the Company and any of their respective subsidiaries and Dissenting Shares) in connection with the Merger and the Distribution to receive in trust the aggregate Merger Consideration and the Distribution Consideration to which holders of Shares shall become entitled pursuant to Section 1.4(b) hereof. The Company shall deposit the Distribution with the Transfer Agent pursuant to the terms of
Section 1.3(b)(iii). Purchaser shall deposit the aggregate Merger Consideration with the Transfer Agent on the Transfer Closing Date. The aggregate Merger Consideration and the aggregate Distribution Consideration shall be invested by the Transfer Agent as directed by Purchaser.

            (b) Exchange Procedures. Promptly after the Effective Time, Purchaser and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose Shares were converted pursuant to Section 1.4(b) hereof into the right to receive the Merger Consideration and the Distribution Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the Distribution Consideration to be received by each stockholder. Upon

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surrender of a Certificate for cancellation to the Transfer Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Distribution Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration and the Distribution Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes (as defined herein) required by reason of the issuance to a person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax (as defined herein) either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Distribution Consideration for each Share in cash as contemplated by Section 1.4(b) hereof.

            (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

            (d) Termination of Fund; No Liability. At any time following the nine-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Transfer Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Transfer Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration and the Distribution Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Transfer Agent nor any party hereto shall be liable to any holder of a Certificate for Merger Consideration or the Distribution Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving Corporation with respect to such Certificate(s), the Transfer Agent will disburse the Merger Consideration and the Distribution Consideration pursuant to Section 1.5(b) payable in respect of the Shares represented by such lost, stolen or destroyed Certificate(s).

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            (f) Withholding Taxes. Purchaser, Merger Sub and the Company, as
applicable, shall be entitled to deduct and withhold, or cause the Transfer Agent to deduct and withhold, from the Merger Consideration and/or the Distribution Consideration payable to a holder of Shares pursuant to the Merger and/or the Distribution any such amounts as are required under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser, Merger Sub or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser, Merger Sub or the Company.

1.6. Options.

            (a) With respect to all outstanding options to purchase Shares (the "COMPANY OPTIONS") granted under the Company's 1992 Incentive and Non-qualified Stock Option Plan, as amended, 1992 Directors' Stock Option Plan, as amended, and 2004 Stock Option Plan, as amended (collectively, the "COMPANY OPTION PLANS") or otherwise, whether or not then vested, at the Effective Time, subject to the terms and conditions set forth below in this Section 1.6(a), each holder of a Company Option will be entitled to receive from the Company, and shall receive, in settlement of each Company Option a cash amount (the "CASH AMOUNT") equal to the net amount of (A) the product of (i) the excess, if any, of the sum of the Merger Consideration plus the Distribution Consideration less the exercise price per share of such Company Option at the Effective Time, multiplied by (ii) the number of shares subject to such Company Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Company Option equals or exceeds the sum of the Merger Consideration plus the Distribution Consideration, the Cash Amount therefor shall be zero and such Company Option shall be cancelled and all of such holder's rights under such Company Options shall terminate at the Effective Time. Notwithstanding the foregoing, (i) payment of the Cash Amount is subject to written acknowledgement, in a form reasonably acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Company Option and all of such holder's rights under such Company Options have terminated and (ii) with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), any Cash Amount to be paid to such person in accordance with this Section 1.6(a) shall be paid as soon as practicable after the payment can be made without liability to such person under Section 16(b) of the Exchange Act.

            (b) As of the Effective Time, except as provided in this Section 1.6, all rights under any Company Option and any provision of the Company Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the securities of the Company shall be cancelled. The Company shall ensure that, as of and after the Effective Time, except as provided in this Section 1.6, no person shall have any right (including, without limitation, any right to acquire any securities of the Company or any of its subsidiaries) under the Company Option Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

            (c) At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Option Plans and any other resolutions, consents or notices, in form and substance reasonably acceptable to Purchaser, required under the Company

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Option Plans or any Company Options to give effect to the foregoing provisions of this Section 1.6.

            (d) The Company and the Purchaser agree that it is their intent to, and that they will, report all income tax deductions resulting from the payment of the Cash Amount in the portion of the Company's taxable year prior to the Effective Time.

1.7. Dissenting Shares.

            Notwithstanding any provision of this Agreement to the contrary, each outstanding Share, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such Shares in accordance with the DGCL and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration and the Distribution Consideration into which Shares are converted pursuant to Section 1.4(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the DGCL. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters' rights with respect to its Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration and the Distribution Consideration as provided in Section 1.4(b) hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares, in the manner provided in Section 1.5 hereof. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Shares under the DGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

1.8. Certificate of Incorporation and Bylaws.

            Subject to Section 5.4 hereof, at and after the Effective Time until the same have been duly amended, (i) the Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (ii) and the Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

1.9. Directors and Officers.

            At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

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1.10. Other Effects of Merger.

            The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.11. Additional Actions.

            If, at any time after the Effective Time, the Surviving Corporation or Purchase Sub shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Purchaser, the Surviving Corporation or Purchase Sub its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub, the Company or the Transferred Subs or otherwise to carry out this Agreement or the Transactions, the officers and directors of the Surviving Corporation or Purchase Sub, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Merger Sub, the Company or the Transferred Subs, as applicable, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub, the Company or the Transferred Subs, as applicable, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Purchaser, Surviving Corporation or Purchase Sub, as applicable, or otherwise to carry out this Agreement or the Transactions. Any such transfers or actions that occur pursuant to this Section
1.11 shall be deemed to have occurred immediately prior to or on the Transfer Closing Date or the Closing Date, as applicable.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The following representations and warranties by the Company to Purchaser and Merger Sub are qualified by the Company Disclosure Schedule, which sets forth certain disclosures concerning the Company, its subsidiaries and its business (the "COMPANY DISCLOSURE SCHEDULE"). The disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent.

            The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

2.1. Due Organization and Good Standing.

            Each of the Company and its subsidiaries is a corporation or other form of entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or the ability of the Company to consummate any of the Transactions, except in each case for any such effects resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or any of the Transactions, (b) the entry into or announcement of this Agreement and the Transactions, (c) any change in or interpretations of (i) U.S. generally accepted accounting principles ("GAAP") or
(ii) any Law, (d) any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its subsidiaries operates or affecting the United States or foreign economies in general or in the United States or foreign financial, banking or securities markets (which changes do not affect the Company and its subsidiaries to a materially disproportionate degree), (e) any action taken by Purchaser, Merger Sub, Purchase Sub or any of their respective affiliates, (f) any natural disaster or act of God, or (g) any act of terrorism or outbreak or escalation of hostilities or armed conflict. Company Material Adverse Effect does not include any changes, events, conditions or effects relating solely to Purchaser or its subsidiaries' financial condition, results of operations or business. The Company has heretofore made available to Purchaser accurate and complete copies of the Certificate of Incorporation and Bylaws or other organizational documents, as currently in effect, of the Company and each of its subsidiaries.

 2.2.       Capitalization.

            (a) The authorized capital stock of the Company consists of 98,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK" and, together with the Common Stock, the "COMPANY CAPITAL STOCK"). As of the close of business on the date hereof, except as set forth on Section 2.2(a) of the Company Disclosure Schedule, (i) 21,316,374 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 3,723,671 shares of Common Stock were reserved for issuance pursuant to outstanding Company Options. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. None of the outstanding Company Capital Stock has been issued in violation of any federal or state securities laws or in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above or in Section
2.3 below, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company or its subsidiaries are issued, reserved for issuance or outstanding. All outstanding Company Options were granted under the Company Option Plans. Neither the Company nor any of its subsidiaries has issued any Company Option where, as of the date the Company Option was granted, the exercise price of the Company Option was less than the fair market value of the stock subject to such Company Option as of that date. Except as set forth on Section 2.2(a) of the Company Disclosure Schedule, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise), pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or assets of the Company or any of its subsidiaries or calculated in accordance therewith (other than ordinary course payments, commissions or bonus plans to employees or sales representatives of the Company or its subsidiaries based upon revenues or profits generated by them without augmentation as a result of the Transactions) or to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or which otherwise require the registration of any securities of the Company or any of its subsidiaries.

            (b) Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, (i) the Company directly or indirectly owns all of the capital stock of, or other equity interests in, its subsidiaries, (ii) there are no existing options, warrants, puts, calls, preemptive or similar rights, bonds, debentures, notes or other indebtedness having voting rights or debt convertible into securities having such rights ("VOTING DEBT") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of its subsidiaries obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) there are no outstanding contractual obligations or other commitments of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of, or equity interests in, the Company or any of its subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

            (c) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Company Capital Stock.

            (d) Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

            (e) Except as disclosed in Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company or any of its subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of its subsidiaries, or (iii) the ability of the Company or any of its subsidiaries to grant any lien on its properties or assets. As used in this Agreement, "INDEBTEDNESS" means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by any lien on any property and (F) all guarantee obligations.

            (f) Section 2.2(f) of the Company Disclosure Schedule lists all Company Options outstanding as of the date hereof and the name of the holder, the exercise price, and the number and class of Company Capital Stock which are the subject of each Company Option.

            (g) No agreement or understanding requires consent or approval from the holder of any Company Option to effectuate the terms of this Agreement.

2.3. Subsidiaries

            Section 2.3 of the Company Disclosure Schedule contains a list of all subsidiaries of the Company and the number and class of outstanding capital stock, or other equity interests, held directly or indirectly by the Company in each such subsidiary. Each subsidiary is wholly owned by the Company or one of its subsidiaries, except as set forth in Section 2.3 of the Company Disclosure Schedule. All of the capital stock and other interests of the subsidiaries so held are owned by the Company free and clear of any liens, claims, pledges, mortgages, security interests, charges, restrictions or encumbrances of any kind or nature whatsoever or agreement with respect thereto. All of the outstanding shares of capital stock in each of the subsidiaries held by the Company are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any subsidiary, and there are no contracts, commitments, understandings or arrangements by which any subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests.

2.4. Authorization; Binding Agreement.

            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and unanimously approved by the Board, such approval is sufficient to render inapplicable to this Agreement and the Transactions the provisions of Section 203 of the DGCL such that said provisions will not apply to this Agreement and the Transactions, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than the requisite approval of the Transactions by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("ENFORCEABILITY EXCEPTIONS").

2.5. Governmental Approvals.

            No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization ("GOVERNMENTAL AUTHORITY") on the part of the Company or any of its subsidiaries is required to be obtained or made in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the Transactions other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL,
(ii) filings with the Securities and Exchange Commission (the "SEC") and state securities laws administrators, (iii) such filings as may be required in any jurisdiction where the Company or its subsidiaries are qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iv) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (v) such filings as may be required with respect to the Company Permits (as hereinafter defined), (vi) pursuant to federal, state, city and local Laws governing the sale of liquor that may be applicable, and (vii) those Consents that, if they were not obtained or made, could not reasonably be expected to result in a Company Material Adverse Effect.

2.6. No Violations.

            The execution and delivery of this Agreement, the consummation of the Transactions and the compliance by the Company and its subsidiaries with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Company or any of its subsidiaries, (ii) except as set forth on Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract (as defined below), Company Lease (as defined below), material agreement related to Company Intellectual Property (as defined below) or Franchise Agreement (as defined below), to which the Company or any of its subsidiaries is a party or by which their assets are bound, (iii) result in the creation or imposition of any liens, charges, security interests, options, claims, mortgages, pledges, assessments, adverse claims, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing ("ENCUMBRANCES") upon any of the assets of the Company or any of its subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any legally binding order, decision, injunction, judgment, award or decree ("LAW" or "LAWS") to which the Company, any of its subsidiaries or any of their assets or properties is subject or any Company Permit.

2.7. SEC Filings; Company Financial Statements.

            (a) The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since December 31, 2003 under the Exchange Act or the Securities Act, and has made available to Purchaser true and complete copies of such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." At the time when filed (or if amended or superseded by a subsequent filing prior to the date hereof then on the date of such later filing), the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or, to the Company's knowledge, unresolved issues raised by, the SEC with respect to the Company SEC Reports. To the Company's knowledge, none of the Company SEC Reports is currently being reviewed by the SEC, and the Company has not received any correspondence or indication in writing from the SEC that it, or any transaction or transactions entered into by the Company or any of its subsidiaries, is being investigated either formally or informally by the SEC. Between the date of this Agreement and the Closing Date, the Company will timely file with the SEC all documents required to be filed by it under the Exchange Act. None of the Company's subsidiaries has filed, or is obligated to file, any report, registration statement or other filing with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports as amended to date (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared from, in accordance with and accurately reflects in all material respects the Company's books and records as of the times and for the periods referred to therein, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iv) fairly presented the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments, none of which were or are expected to be material. The balance sheet of the Company contained in the Company SEC Report as of June 13, 2006 (the "BALANCE SHEET DATE") as filed with the SEC before the date hereof is hereinafter referred to as the "COMPANY BALANCE SHEET."

            (c) The Company has heretofore made available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

            (d) Section 2.7(d) of the Company Disclosure Schedule sets forth a complete list of all effective registration statements filed on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act on which there remain unsold securities.

            (e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) so that material information relating to the Company should be made known to the Chief Executive Officer and Chief Financial Officer. To the Company's knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the Company's internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data.

            (f) Section 2.7(f) of the Company Disclosure Schedule lists all "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K promulgated by the SEC) effected by the Company or any of its subsidiaries since December 31, 2003, and the Company has provided or made available to Purchaser copies of the documentation creating or governing such arrangements.

2.8. Absence of Certain Changes.

            Except as disclosed in Section 2.8 of the Company Disclosure Schedule, from the Balance Sheet Date to the date hereof, the Company and its subsidiaries have not:

            (a) suffered any Company Material Adverse Effect or any event or change which could reasonably be expected to result in a Company Material Adverse Effect;

            (b) except for items incurred in the ordinary course of business and consistent with past practice, incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed $500,000 in the aggregate;

            (c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

            (d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrances, except for liens for current Taxes not yet due or liens the incurrence of which could not reasonably be expected to have a Company Material Adverse Effect;

            (e) cancelled any debts or waived any claims or rights of material value;

            (f) sold, transferred or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

            (g) granted any material increase in the compensation or benefits payable or to become payable to any director, officer or employee of the Company;

            (h) made any material change in severance policies or practices;

            (i) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of their respective capital stock or other equity interests or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, other than (1) the Distribution or (2) the Company's standard quarterly cash dividend payments to its stockholders;

            (j) (i) made any changes in any of the accounting methods used by it, except for such changes required by GAAP; or (ii) made or changed any election relating to Taxes, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, filed any amended Tax Return, settled or consented to any claim or assessment relating to Taxes, incurred any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business, or agreed to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

            (k) paid, loaned, modified or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any material agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders, except for directors' fees, expense reimbursements in the ordinary course and compensation to officers at rates not inconsistent with the Company's past practice;

            (l) written-down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or assets, or written off as uncollectible any notes or accounts receivable in excess of $500,000 in the aggregate;

            (m) suffered any material impairment of any Company Intellectual Property (as defined in Section 2.15 below) or any material adverse change in any Company Intellectual Property licensed from a third party, in each case, other than in the ordinary course of business consistent with past practice;

            (n) granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payments or benefits pursuant to any Company Employee Plans (as defined in Section 2.16(a) below) except in accordance with the terms of the respective Company Employee Plans, or adopted any Company Employee Plan, or amended any Company Employee Plan in any material respect, except in the ordinary course of business consistent with past practice; or

            (o) authorized or agreed, whether in writing or otherwise, to take any action described in this Section 2.8.

2.9. Absence of Undisclosed Liabilities.

            As of the date hereof, except (a) as disclosed in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date which do not, in the aggregate, materially increase the amount of such type of liabilities reflected on the Company Balance Sheet, or (c) as set forth on
Section 2.9 of the Company Disclosure Schedule, neither the Company nor its subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) that are material to the financial condition of the Company and its subsidiaries, taken as a whole.

2.10. Compliance with Laws.

            The business of the Company and its subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which could not reasonably be expected to have a Company Material Adverse Effect.

 2.11. Permits.

            Each of the Company and its subsidiaries has all material permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business, including those required under regulatory Laws and those required by state, city or local liquor licensing boards, agencies or other similar entities (collectively, "COMPANY PERMITS"). Neither the Company nor any of its subsidiaries is in material violation of any Company Permit. No proceedings are pending or, to the knowledge of the Company, threatened to revoke or limit any Company Permit except, in each case, those the absence or violation of which could not reasonably be expected to have a Company Material Adverse Effect.

2.12. Litigation.

            Except as disclosed in Section 2.12 of the Company Disclosure Schedule, as of the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation ("LITIGATION") pending before any agency, arbitrator, mediator, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, its subsidiaries or any of their properties or, to the knowledge of the Company, any of their officers or directors (in their capacities as such). As of the date hereof, there is no judgment, decree or order against the Company or its subsidiaries or, to the knowledge of the Company, any of their directors or officers (in their capacities as such) that would prevent, enjoin or materially alter or delay any of the Transactions. Except as disclosed in Section 2.12 of the Company Disclosure Schedule, as of the date hereof there is no Litigation that the Company or its subsidiaries have pending against other parties.

2.13. Restrictions on Business Activities.

            Except as disclosed in Section 2.13 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any current business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries, the conduct of business by the Company or any of its subsidiaries as currently conducted, or restricting in any material respect the ability of the Company or any of its subsidiaries from engaging in business or from competing with other parties.

2.14. Material Contracts.

            (a) Except as filed as an exhibit to the Company SEC Reports filed before the date of this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any:

            (i) employment agreement pursuant to which an employee is entitled to receive a base salary in excess of $100,000 per year (other than those that are terminable at will by the Company or such subsidiary without cost, payment or penalty);

            (ii) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset that provides for payments by or to the Company or such subsidiary in excess of $100,000 per year (other than licenses of commercial off-the-shelf computer software);

            (iii) loan or guaranty agreement, indenture or other instrument, contract or agreement under which in excess of $100,000 has been borrowed or loaned or any note, bond or other evidence of indebtedness in excess of $100,000 has been issued, other than guarantees by the Company of real property leases of certain of its subsidiaries;

            (iv) mortgage, security agreement, conditional sales contract, capital lease or similar agreement with total payments in excess of $100,000 per year or that effectively creates a lien, encumbrance or security interest on any material assets of the Company or any of its subsidiaries;

            (v) contract restricting the Company or any of its subsidiaries in any material respect from engaging in business or from competing with any other parties, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities;

            (vi) written agreement relating to the reorganization or merger of the Company or any subsidiary that has not been consummated as of the date hereof;

            (vii) material partnership or joint venture agreement;

            (viii) collective bargaining agreement;

            (ix) contract that is a "material contract" (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

            (x) restaurant services, management, royalty or similar agreement with total payments by the Company or any subsidiary in excess of $100,000 per year, other than intercompany agreements among the Company and/or one or more of its subsidiaries;

            (xi) agreements relating to the acquisition of any material assets or relating to the merger or consolidation of the Company or any of its subsidiaries with any other entity that have (A) not been consummated as of the date hereof or (B) that, if consummated as of the date hereof, have any remaining outstanding monetary obligations in excess of $100,000;

            (xii) investment banking agreement of any kind or nature whatsoever;

            (xiii) other contracts (other than those listed in clauses (i) through (xii) above) (A) with a term longer than one (1) year from the date hereof that involve payments by the Company and/or any of its subsidiaries in excess of $100,000 per year; or (B) with a term less than one (1) year from the date hereof that involve payments by the Company and/or any of its subsidiaries in excess of $200,000, that are not terminable without premium or penalty on less than 30 days' notice;

            (xiv) agreements or insurance policies providing for indemnification of any officer or director of the Company or any of its subsidiaries, other than the existing directors' and officers' insurance policy and the Certificate of Incorporation and Bylaws or other organizational documents, as currently in effect, of the Company and each of its subsidiaries; or

            (xv) agreements evidencing a loan to any officer or director of the Company or any of its subsidiaries, other than advances for expenses pursuant to the Company's standard expense reimbursement policies.

            All of the foregoing, together with the Company Leases, any material agreements related to Company Intellectual Property, and the Franchise Agreements, are collectively called "COMPANY MATERIAL CONTRACTS."

            (b) All such Company Material Contracts are in full force and effect and are valid and binding obligations of the Company or its subsidiaries and enforceable against the Company or its subsidiaries in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party to any Company Material Contract is in breach of or in default under any of the Company Material Contracts, except for such breaches or defaults that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of all written Company Material Contracts and true and correct summaries of all oral Company Material Contracts have been delivered or made available to Purchaser.

2.15. Intellectual Property.

            Except as set forth in Section 2.15 of the Company Disclosure Schedule, each of the Company and its subsidiaries owns, or holds adequate licenses or other rights to use, all material (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights and registrations and applications for registration thereof, including, without limitation, software, recipes, menus, operation manuals, marketing materials, architectural designs and layouts, (iv) confidential and proprietary information, including, without limitation, trade secrets, customer lists, vendor and supply lists, know-how and processes, and (v) rights of publicity and privacy related to the use of names, likenesses, voice, signatures and biographical information of real persons, in each case necessary for their respective businesses as now conducted by them (the "COMPANY INTELLECTUAL PROPERTY"), and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with, and, to the Company's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property that, in either such case, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.16. Employee Benefit Plans.

            (a) Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and its subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company and its affiliates within the meaning of Sections 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE"), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) loans to officers and directors, other than advances for expenses reimbursements incurred in the ordinary course of business, and any stock option, stock purchase, "phantom" stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria (Code Section 125), health flexible spending, dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements not disclosed under
Section 2.16(a)(i) above, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements not disclosed under Sections 2.16(a)(i) or 2.16(a)(ii) above, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements of the Company and its subsidiaries (including long term care plans) and (v) any current or former employment, change of control, retention or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or any of its affiliates remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of its subsidiaries (together, the "COMPANY EMPLOYEE PLANS").

            (b) The Company has made available to Purchaser a copy of each of the Company Employee Plans and other plan-related documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications required under Part 1 of ERISA and relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the most recent three (3) plan years. Any Company Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service ("IRS") a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Economic Growth and Tax Relief Reconciliation Act of 2001 and related guidance and subsequent Law and regulatory changes, has timely applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Purchaser the most recent IRS determination, notification, advisory or opinion letter, as appropriate, issued with respect to each such Company Employee Plan, and, to the Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code
Section 401(a).

            (c) There has been no "prohibited transaction," as such term is defined in Sections 406 or 407 of ERISA and Section 4975 of the Code, by the Company or, to the knowledge of the Company, by any trusts created thereunder or any trustee or administrator thereof, with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), except as could not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and the Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. To the Company's knowledge, neither the Company nor any of its subsidiaries is subject to any liability or penalty under Sections 4976 through 4980 of the Code or ERISA with respect to any of the Company Employee Plans. All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates. Each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms. With respect to each Company Employee Plan subject to ERISA, the Company has prepared in good faith and timely filed all requisite material governmental reports (which were true and correct in all material respects as of the date filed) and has in good faith and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, other than routine claims for benefits.

            (d) With respect to each Company Employee Plan, the Company and its affiliates have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and
(iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, except where the failure to comply with the applicable requirements of such laws and regulations could not reasonably be expected to have a Company Material Adverse Effect.

            (e) Except as disclosed in Section 2.16(e) of the Company Disclosure Schedule, the consummation of any of the Transactions will not (i) entitle any current or former employee, director or consultant of the Company or its subsidiaries to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee, former employee or director of the Company, or (iii) accelerate the time of payment or vesting of any Company Options, or increase the amount of compensation due any such employee, former employee, director or consultant.

            (f) Except as set forth on Section 2.16(f) of the Company Disclosure Schedule, no amounts payable under any of the Company Employee Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability will not be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Company Employee Plans contains any provision requiring a gross-up pursuant to Section 280G of the Code or similar tax provisions.

            (g) Except as set forth on Section 2.16(g) of the Company Disclosure Schedule, no Company Employee Plan maintained by the Company or its subsidiaries provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or its subsidiaries after retirement or other termination of service (other than (i) coverage mandated by COBRA, (ii) death benefits or retirement benefits under any Company Employee Plan that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, that has been disclosed under this Section 2.16, or (iii) benefits, the full cost of which is borne by the current or former employee (or beneficiary thereof)).

            (h) There has been no amendment to, written or oral interpretation or announcement by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company Financials.

            (i) Neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) "multiemployer plan" as defined in Section 3(37) of ERISA.

(j) Section 2.16(j) of the Company Disclosure Schedule sets forth each written employment, compensation and employee benefit plan, program or arrangement known to the Company with respect to persons with no U.S. source income, as defined in
Section 862 of the Code, and who provide or have provided services to the Company and its affiliates and any trade or business (whether or not incorporated) which is treated as a single employer with the Company and its affiliates within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

            (k) Except as otherwise disclosed in Section 2.16(k) of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or any ERISA Affiliate has granted, or is a party to any contract that grants, any compensation, equity award or bonus that constitutes deferred compensation within the meaning of Section 409A of the Code. None of the Company, any of its subsidiaries or any ERISA Affiliate has any liability, or other obligation, to make any payments or issue any equity award or bonus that constitutes deferred compensation within the meaning of Section 409A of the Code. None of the Company, any of its subsidiaries or any ERISA Affiliate sponsors, maintains or administers any benefit plan, contract or arrangement that constitutes, in whole or in part, a deferred compensation plan within the meaning of Section 409A of the Code.

 2.17. Taxes and Returns.

            (a) Except as set forth on Section 2.17(a) of the Company Disclosure Schedule, the Company has timely filed, or caused to be timely filed, all material Tax Returns (as defined in Section 2.17(p) below) required to be filed by it and its subsidiaries under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All material Taxes (as defined in Section 2.17(p) below) due and owing by the Company or any of its subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Section 2.17(a) of the Company Disclosure Schedule, no claim has been made in writing within the six years immediately preceding the date hereof by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. The Company and each of its subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld (whether or not any such Taxes were shown on any Tax Return).

            (b) The unpaid Taxes of the Company and its subsidiaries did not, as of the date of the most recent Company Financials, exceed by a material amount the reserve or accrual for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financials (rather than in any notes thereto). Since the date of the most recent Company Financials, neither the Company nor any of its subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

            (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule, there are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries, except for statutory liens for current Taxes not yet due and payable.

            (d) Except as set forth on Section 2.17(d) of the Company Disclosure Schedule, there are no outstanding claims or assessments pending against the Company or any of its subsidiaries for any alleged material deficiency in any Tax claimed or raised by any Governmental Authority in writing. Neither the Company nor any of its subsidiaries has any outstanding waivers of any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Neither the Company nor any of its subsidiaries has distributed stock of another person, or, to the knowledge of the Company, has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

            (f) The Company (i) is a domestic corporation as defined in 7701(a)(4) of the Code and (ii) has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purpose other than a group of which the Company is or was the common parent corporation. Neither the Company nor any of its subsidiaries has any material liability for the Taxes of any person or entity (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

            (g) Except as set forth on Section 2.17(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

            (h) Except as set forth on Section 2.17(h) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is being audited by any taxing authority or, to the knowledge of the Company, has been notified by any tax authority that any such audit is contemplated or pending.

            (i) Neither the Company nor any of its subsidiaries is or has been a beneficiary or has otherwise participated in: (i) any reportable transaction within the meaning of Treasury Regulation ss. 1.6011-4(b)(1); (ii) any transaction that was required to be registered as a "tax shelter" pursuant to
Section 6111 of the Code; or (iii) any transaction subject to comparable provisions of state law.

            (j) Each of the Company and its subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

            (k) None of the assets of the Company or any of its subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code and none of the assets reflected on the Company Financials or the Company Balance Sheet will be subject to a safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

            (l) Except as set forth on Section 2.17(l) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any Tax sharing agreement.

            (m) Except as set forth on Section 2.17(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership or disregarded entity for federal income tax purposes.

            (n) Except as set forth on Section 2.17(n) of the Company Disclosure Schedule, correct and complete copies of all federal income Tax Returns filed by the Company or any of its subsidiaries (including any predecessors) for each of the last three (3) years, together with all schedules and attachments thereto, have been delivered or made available to Purchaser. Copies of examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its subsidiaries with respect to such Tax Returns or any other Tax Returns filed covering the taxable years of those Tax Returns have been delivered or made available to Purchaser. None of such Tax Returns has been audited or is currently the subject of an audit by a Governmental Authority.

            (o) The Company has delivered or made available to Purchaser a tax basis balance sheet for the Company and its subsidiaries as of June 13, 2006 that is true and correct in all material respects. Section 2.17(o) of the Company Disclosure Schedule lists and contains an accurate and complete description of the net operating and capital loss carryforwards for the Company and each of its subsidiaries (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 of the Treasury Regulations).

            (p) For purposes of this Agreement, the term "TAX" or "TAXES" shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, real property, personal property, sales, use, registration, license, excise, severance, stamp, profits, franchise, employment, payroll, occupation, windfall profits, environmental, capital stock, withholding, social security (or similar), unemployment, disability, estimated, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person. The term "TAX RETURN" shall mean any report, return or other information statement (including any attached schedules or any amendments to such report, return or other information statement) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

2.18. Finders and Investment Bankers.

            Except as set forth in Section 2.18 of the Company Disclosure Schedule, the Company has not employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions. Section 2.18 of the Company Disclosure Schedule sets forth the amount of any brokerage fees, commissions or finders' fees payable in connection with the Transactions.

2.19. Fairness Opinion.

            The Company has received from each of North Point Advisors LLC and Thomas Weisel Partners LLC, its financial advisors, a written opinion addressed to it for inclusion in the Proxy

Statement (as defined in Section 4.4(a)) to the effect that the consideration to be received in the Transactions by the Company's stockholders is fair to the Company's stockholders (other than Purchaser, Merger Sub, Purchase Sub and their respective affiliates) from a financial point of view.

2.20. Insurance.

            Section 2.20 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies carried by, or covering,
(i) the Company or any of its subsidiaries with respect to each of their business, assets and properties and (ii) the directors and officers of the Company or its subsidiaries. The Company and its subsidiaries maintain insurance policies in such amounts as the Company believes are adequate for its business. Each insurance policy set forth on Section 2.20 of the Company Disclosure
Schedule is in full force and effect and all premiums due thereon have been paid in full. The Company has delivered, or has caused to be delivered, or made available, or caused to be made available, to Purchaser true, correct and complete copies of each of the insurance policies and all self-insurance programs or policies relating to the Company and its subsidiaries that are currently in effect. With respect to each such insurance policy, neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any other party to the policy, is in material breach or default thereunder. Neither the Company nor any of its subsidiaries has received any written notice of cancellation or termination of any such policy or refusal of coverage thereunder.

2.21. Vote Required; Ownership of Purchaser Capital Stock.

            (a) The affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "COMPANY STOCKHOLDER APPROVAL") to approve the Merger and the Transfers is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Transactions.

            (b) Other than any actions described in Section 2.21(a), the Company has taken all actions necessary under the DGCL to approve this Agreement and the Transactions. The Board, at a meeting duly called and held, has unanimously approved this Agreement and the Transactions.

2.22. Title to Properties.

            Section 2.22 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by the Company and its subsidiaries and sets forth all material real property leased by the Company and its subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "COMPANY REAL PROPERTY"). The Company has heretofore furnished or made available to Purchaser true and correct copies of all leases, subleases and other occupancy or use agreements concerning the material real property leased by the Company or any of its subsidiaries (the "COMPANY LEASES"). All such Company Leases are in full force and effect and are valid and binding obligations of the Company or its subsidiaries and enforceable against the Company or its subsidiaries in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party to any Company Lease is in breach of or in default under any of the Company Leases, except for such breaches or defaults that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Real Property set forth in Section 2.22 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and its subsidiaries. The Company and its subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of Encumbrances, except for:
(a) liens with respect to Taxes either not due or being diligently contested in appropriate proceedings; (b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; (c) the terms and conditions of the lease creating the leaseholds; and (d) other exceptions with respect to title to the Company Real Property (including easements of public record) that do not and would not materially interfere with the current and currently intended use of such Company Real Property (clauses, (a), (b), (c) and (d) being referred to herein as "PERMITTED ENCUMBRANCES"); and the consummation of the Transactions will not create any Encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. The Company and its subsidiaries enjoy undisturbed possession under all leases of Company Real Property, except for such breaches of the right to undisturbed possession that do not materially interfere with the ability of the Company and its subsidiaries to conduct their business on such property.

2.23. Employee Matters.

            (a) Except as set forth on Section 2.23(a) of the Company Disclosure Schedule, as of the date hereof, there are no labor or employment claims, grievances, arbitration demands, actions, suits or disputes pending or, to the Company's knowledge, threatened involving the Company or any of its subsidiaries and any of their employees or former employees, other than those that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 2.23(a) of the Company Disclosure Schedule, there has been: (i) to the knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, picketing, or lock out or other collective labor action by or with respect to any employees of the Company or any of its subsidiaries pending or occurring within the past three (3) years, or, to the Company's knowledge, threatened against the Company or any of its subsidiaries. Except as set forth on Section 2.23(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of its subsidiaries and no such agreement is currently being negotiated.

            (b) The Company and its subsidiaries (i) are in compliance in all material respects with all applicable Laws, regulations, policies and procedures, and collective bargaining and other contractual obligations respecting employment and employment practices, terms and conditions of employment, including all such obligations relating to health and safety, discrimination, harassment, immigration, compensation, and wages and hours, and are not engaged in any unfair labor practice, (ii) are not liable in any material respect for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iii) are not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

            (c) To the Company's knowledge, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company or any of its subsidiaries. None of the Company, any of its subsidiaries or, to the Company's knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

            (d) Neither the Company nor any of its subsidiaries: (A) has effected during the past three (3) years, or currently intends to effect, any mass layoff of employees, as defined under the Workers Adjustment and Retraining Notification Act ("WARN") (or other similar state law); or (B) has implemented during the past three (3) years, or currently intends to implement, any early mass retirement or mass separation program.

2.24. Environmental Matters.

            Except as set forth in Section 2.24 of the Company Disclosure Schedule or as could not reasonably be expected to result in a Company Material Adverse Effect:

            (a) Neither the Company nor any of its subsidiaries is the subject of any federal, state, local or foreign investigation, decree, order or judgment, and neither the Company nor any of its subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any liability or remedial action under any applicable Environmental Laws;

            (b) The Company and its subsidiaries have complied and currently comply with all Environmental Laws;

            (c) Neither the Company nor any of its subsidiaries has manufactured, treated, stored, disposed of, arranged for or knowingly permitted the disposal of, generated, handled or released any Hazardous Substance or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any liability under Environmental Laws;

            (d) No Hazardous Substances have been released or, to the knowledge of the Company, otherwise come to be located at any property or facility owned, operated or used by on behalf of the Company or any of its subsidiaries in a manner that is in violation of any Environmental Law or that has given or would reasonably be expected to give rise to any liability under Environmental Laws; and

            (e) The Company and each of its subsidiaries holds and is in compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

            "ENVIRONMENTAL LAWS" means any and all applicable federal, state or local statutes, regulations, ordinances, codes, decrees, permits or other legally enforceable requirement (including common law) of any foreign government, the United States, or any state, local, municipal or other governmental entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Substances (including employee health and safety).

            "HAZARDOUS SUBSTANCE" means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, friable asbestos, friable asbestos-containing materials, toxic mold, pollutants and contaminants (including petroleum or any fraction thereof) and all other substances, materials or wastes that are regulated pursuant to any applicable Environmental Law.

2.25. Proxy Statement.

            The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Special Meeting (as defined herein), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing by or on behalf of Purchaser or Merger Sub which is contained in the Proxy Statement.

2.26. FRANCHISE MATTERS.

            (a) Section 2.26(a) of the Company Disclosure Schedule sets forth all currently-effective oral and written franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements, and reserved area agreements (each a "FRANCHISE AGREEMENT" and, collectively, the "FRANCHISE AGREEMENTS"), to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, which grants or purports to grant to a Franchisee the right to operate or license others to operate or to develop within a geographic area any of the following: "Lone Star Steakhouse & Saloon" restaurants; "Del Frisco Double Eagle Steakhouse" restaurants; "Sullivan's Steakhouse" restaurants; or "Texas Land & Cattle" restaurants (each a "FRANCHISED RESTAURANT" ). True and complete copies of all Franchise Agreements have been delivered or made available to Purchaser.

            (b) Except as set forth on Section 2.26(b) of the Company Disclosure Schedule, no person holds any option or right to acquire from the Company or any of its subsidiaries any Franchise Agreements. For purposes of this Agreement, a "FRANCHISEE" is a person other than the Company or its subsidiaries that is granted a right (whether directly by the Company or one of its subsidiaries or by another Franchisee) to operate or license others to operate or to develop within a geographic area a Franchised Restaurant.

            (c) With respect to all terminations (including expirations without renewal) of Franchise Agreements since January 1, 2004, the Company and each of its subsidiaries have complied in all material respects with all applicable Laws. Since January 1, 2004, neither the Company nor any of its subsidiaries has offered or sold a Franchise Agreement except in material compliance with all applicable Laws.

            (d) Except as set forth on Section 2.26(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has previously registered to offer and sell franchises in any jurisdiction, foreign or domestic. Neither the Company nor any of its subsidiaries is subject to any currently effective order, injunction, or similar mandate with respect to the offer or sale of Franchise Agreements in any jurisdiction. There are no proceedings pending (or to the knowledge of the Company, threatened) against the Company or any of its subsidiaries alleging failure to comply with any franchise registration laws or franchise relationship laws of any jurisdiction.

            (e) Except as may be granted by operation of Law or as set forth on
Section 2.26(e) of the Company Disclosure Schedule, no Franchisee has a protected territory, exclusive territory, right of first refusal, option, or other similar arrangement with respect to a Franchised Restaurant. Except as set forth on Section 2.26(e) of the Company Disclosure Schedule, no person currently holds any right or option to operate, develop, or locate a Franchised Restaurant, or to exclude the Company, its subsidiaries, or others from operating or licensing a third party to operate a Franchised Restaurant, in any geographic area.

            (f) All the Franchise Agreements are in full force and effect and are valid and binding obligations of the Company or its subsidiaries and enforceable against the Company or its subsidiaries in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party to any Franchise Agreement is in breach of or in default under any of the Franchise Agreements, except for such breaches or defaults that have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (g) The Company and its subsidiaries have no currently-effective contracts with any formal or informal franchisee association or group of franchisees regarding any Franchise Agreement or franchise operational matter.

2.27. Transactions with Affiliates.

            All transactions, agreements, arrangements or understandings between the Company or any of its subsidiaries, on the one hand, and the Company's affiliates or other persons, on the other hand (an "AFFILIATE TRANSACTION"), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K which have not already been disclosed in the Company SEC Reports.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to the Company as follows:

3.1. Due Organization and Good Standing.

            Each of Purchaser and Merger Sub is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has heretofore made available to the Company accurate and complete copies of the organizational documents, as currently in effect, of Purchaser and Merger Sub.

 3.2. Authorization; Binding Agreement.

            Purchaser and Merger Sub have all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors, or other governing bodies, of Purchaser and Merger Sub, as appropriate, and no other corporate or limited liability company proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (other than the requisite approval by the sole stockholder of Merger Sub of this Agreement and the Transactions). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3. Governmental Approvals.

            No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required to be obtained or made in connection with the execution or delivery by Purchaser or Merger Sub of this Agreement or the consummation by Purchaser or Merger Sub of the Transactions other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. (the "NASD"), (iii) pursuant to the HSR Act, and (iv) those Consents that, if they were not obtained or made, could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole, or the ability of Purchaser or Merger Sub to consummate any of the Transactions, except in each case for any such effects resulting from, arising out of or relating to (a) the taking of any action or incurring of any expense in connection with this Agreement or any of the Transactions or
(b) any action taken by the Company or any of its affiliates ("PURCHASER MATERIAL ADVERSE EFFECT").

3.4. NO VIOLATIONS.

            The execution and delivery of this Agreement, the consummation of the Transactions and the compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the organizational documents of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser or Merger Sub is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, contravene any Law to which Purchaser or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which could not reasonably be expected to have a Purchaser Material Adverse Effect.

 3.5. Finders and Investment Bankers.

            Other than Piper Jaffray & Co., neither Purchaser nor Merger Sub has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

 3.6. Disclosures.

            The information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, Purchaser and Merger Sub make no representation or warranty with respect to any information supplied in writing by or on behalf of the Company which is contained in the Proxy Statement or any amendment or supplement thereto.

3.7. Financing.

            At the Transfer Closing Date and the Closing Date, Purchaser and Merger Sub will have sufficient cash and cash equivalent resources available to pay the aggregate Stock Purchase Amount and Merger Consideration pursuant to the Transactions.

3.8. Litigation.

            There is no Litigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser, its subsidiaries or any of their properties or, to the knowledge of Purchaser, any of their officers or directors (in their capacities as such) that would prevent, enjoin or materially alter or delay any of the Transactions. There is no judgment, decree or order against Purchaser or its subsidiaries or, to the knowledge of Purchaser, any of their directors or officers (in their capacities as such) that would prevent, enjoin or materially alter or delay any of the Transactions.

3.9. NO PRIOR ACTIVITIES.

            Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligations or liabilities, engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

            The Shares owned, whether beneficially or of record, by Purchaser, Merger Sub and their respective affiliates do not constitute as of the date hereof more than 10% of the issued and outstanding Shares.

3.10. INVESTIGATION BY PURCHASER AND MERGER SUB.

            Each of Purchaser and Merger Sub:

            (a) acknowledges that, other than as set forth in this Agreement, none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or Merger Sub or its agents or representatives prior to the execution of this Agreement; and

            (b) agrees, to the fullest extent permitted by Law (except with respect to claims of fraud), that none of the Company, its subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Purchaser or Merger Sub on any basis (including, without limitation, in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Purchaser or Merger Sub prior to the execution of this Agreement.

                                   ARTICLE IV
                       ADDITIONAL COVENANTS OF THE COMPANY

4.1. Conduct of Business of the Company.

            (a) Unless Purchaser shall otherwise agree in writing or except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, (i) the Company and its subsidiaries shall conduct their business in the ordinary course and consistent with past practice and (ii) the Company and its subsidiaries shall use their commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their officers and employees, to perform all of their contractual obligations, to maintain satisfactory relationships with all persons with whom they do business, and to preserve the title, possession, control and condition of all of their assets.

            (b) Without limiting the generality of the foregoing clause (a) and except as expressly contemplated by this Agreement or as specifically set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Purchaser:

            (i) amend or propose to amend its certificate of incorporation or bylaws (or comparable governing instruments) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate or organizational structure or ownership of the Company or any of its subsidiaries;

            (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of (A) any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, its capital stock or other securities or equity interests or any Voting Debt, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class, except for the issuance of Shares pursuant to the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms, or (B) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units;

            (iii) split, combine, reclassify, alter or amend the terms of any of the items set out in Section 4.1(b)(ii) or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than the Distribution, in respect of the items set out in Section 4.1(b)(ii), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of the items set out in Section 4.1(b)(ii), including any dividends or distributions to the Company from its subsidiaries (or to a subsidiary of the Company from its subsidiaries), other than with respect to the Distribution;

            (iv) (A) create, incur, assume, forgive or make any changes to the terms or collateral of any debt or receivables (other than trade payables and receivables in the ordinary course of business consistent in type and amount with prior practice and the incurrence of debt in connection with capital expenditures made in accordance with the Capex Budget (as defined below)), or any employee or officer loans or advances, except incurrences that constitute a refinancing of existing obligations on terms that are no less favorable to the Company and its subsidiaries than the existing terms; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (C) except in accordance with the Company's capital expenditure budget for the 2006 fiscal year (the "CAPEX BUDGET"), make any capital expenditures or incur any opening or preopening expenses; (D) make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees consistent with past practices); (E) acquire stock or assets of, or merge or consolidate with, any other person; (F) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than trade payables in the ordinary course of business consistent in type and amount with past practice; or (G) sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, or agree to sell, transfer, mortgage, pledge, lease, encumber or otherwise dispose of, any assets or properties (real, personal or mixed, tangible or intangible) other than inventory held for sale or the disposition and replacement of obsolete personal property in the ordinary course of business, or to secure debt permitted under subclause (A) of this clause (iv);

            (v) increase the wages, salaries, bonus, compensation or other benefits of any of its officers or employees (other than non-material increases granted to retain employees, other than officers, who have been offered employment by another person) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or other arrangement with, for or in respect of any officer, director or employee other than as required by applicable Law or pursuant to the terms of agreements in effect on the date of this Agreement or in the ordinary course of business consistent with past practice with employees (other than officers) of the Company or any of its subsidiaries;

            (vi) (A) commence or settle any Litigation or other proceedings with any Governmental Authority or other person in excess of amounts reserved for such Litigation in the Company Financial Statements or (B) make, amend or rescind any election relating to Taxes, settle any Litigation, audit or controversy relating to Taxes in excess of amounts reserved therefor in the Company Financial Statements, file any amended Tax Return or claim for refund, change any method of accounting or make any other change in its accounting or Tax policies or procedures, agree to an extension of any statute of limitations related to any Tax, enter into a closing agreement related to any Tax, or surrender any right to claim a Tax refund, except as required by applicable Law or GAAP;

            (vii) adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents;

            (viii) transfer or license to any person or entity or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property as currently maintained or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

            (ix) modify, amend or terminate any Company Material Contract, or waive, release or assign any rights or claims thereunder, enter into any agreement that if entered into prior to the date hereof would be a Company Material Contract, or enter into or materially amend any contract or agreement with any affiliate of the Company;

            (x) modify, amend or terminate, or waive, release or assign any rights or claims with respect to, any confidentiality agreement or non-competition agreement to which the Company or any of its subsidiaries is a party;

            (xi) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

            (xii) establish any subsidiary or enter into any new line of business;

            (xiii) permit any insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be cancelled or terminated, unless the Company maintains substantially similar insurance coverage as is currently in place;

            (xiv) revalue any of its assets or make any change in accounting methods, principles or practices, except as required by GAAP;

            (xv) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

            (xvi) discharge any obligations (including accounts payable) other than on a timely basis in the ordinary course of business consistent with past practice;

            (xvii) close or materially reduce the Company's or any subsidiary's activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company's or any subsidiary's facilities; or

            (xviii) authorize any of, or agree to commit to do any of, the foregoing actions.

            (c) The Company shall, and shall cause its subsidiaries to, use its commercially reasonable efforts to comply with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits.

4.2. Notification of Certain Matters.

            The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement: (i) there has been a material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with any of the Transactions; (iii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with any of the Transactions; (iv) the occurrence of an event which could reasonably be expected to have a Company Material Adverse Effect or that could otherwise reasonably be expected to cause a condition in Article VI not to be satisfied; or (v) the commencement or threat, in writing, of any Litigation against the Company or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed by the Company in this Agreement or which relates to the consummation of any of the Transactions. No such notice to Purchaser shall have any effect on the determination of whether any of the conditions to the consummation of any of the Transactions have been satisfied or in determining whether any of the representations, warranties or covenants contained in this Agreement have been breached.

4.3. Access and Information.

            (a) Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including work papers) of or pertaining to the Company and any of its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with (i) periodic unaudited combined (and separated by brand) balance sheets of the Company and its subsidiaries' domestic operations as of each four-week period then ended and related domestic combined (and separated by brand) statements of earnings, cash flow and stockholders' equity, in the Company's standard format, (ii) such other financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Purchaser may from time to time reasonably request, and (iii) a copy of each report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities laws or the NASD. Between the date hereof and the Effective Time, Purchaser may, upon the prior written approval of the Company's Chief Executive Officer or Chief Financial Officer, contact any employee of the Company or any of its subsidiaries directly, provided that such contact is for informational purposes only and does not unreasonably interfere with such employee's ongoing responsibilities to the Company or any of its subsidiaries. No such access, inspections or furnishing of information shall have any effect on Purchaser or Merger Sub's ability to assert that conditions to Closing or to the consummation of the Merger have not been satisfied.

            (b) Between the date of this Agreement and the Transfer Closing Date, subject to any limitations set forth in Section 4.3(a), the Company shall provide such information as is reasonably requested by Purchaser, and shall reasonably cooperate with Purchaser, to enable Purchaser to determine (A) whether the Company has been at any time within the five-year period ending on the Transfer Closing Date a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (B) whether the Company has any shareholders as of the Transfer Closing Date who are "Foreign Persons" as defined in Section 1445 of the Code that have owned more than 5% of the outstanding stock of the Company at any time within the five-year period ending on the Transfer Closing Date and (C) the current and accumulated earnings and profits of the Company and each of its subsidiaries for federal income tax purposes.

            (c) Without limiting any other provision of this Agreement, immediately before the close of business on the day which is six (6) business days prior to the then scheduled Closing Date, the Company shall inform Purchaser as to the then-current status of satisfaction of the conditions described in Sections 6.2(a), (b) and (c).

4.4. Special Meeting; Proxy Statement.

            (a) As promptly as practicable following the execution of this Agreement, the Company, acting through its Board, shall, in accordance with applicable Law:

            (i) (A) duly call, give notice of, convene and (unless this Agreement has been terminated) hold a special meeting of its stockholders (the "SPECIAL MEETING") for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Transactions, including adjourning such meeting for up to ten (10) business days to obtain such approval;

            (B) subject to Section 4.8, declare advisable and recommend to its stockholders that they adopt this Agreement and approve the Transactions, and shall include disclosure regarding the approval of the Board; and

            (C) without limiting the generality of the foregoing, the Company agrees that its obligations under clause (A) of this Section 4.4(a)(i) shall not be affected by the commencement, public proposal, public disclosure or other communication to the Company or any other person of any Company Takeover Proposal (as such term is defined in Section 4.8(a)) or the withdrawal or modification by the Board of its approval of this Agreement or the Transactions or its recommendation that holders of Shares adopt this Agreement and approve the Transactions;

            (ii) prepare and file with the SEC a preliminary proxy statement relating to the Transactions and this Agreement and obtain and furnish the information required to be included by the SEC therein (the Company agrees that it shall be obligated to file such preliminary proxy statement on or before fifteen (15) days after the date of this Agreement) and, after consultation with Purchaser, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement, including any amendments or supplements thereto (the "PROXY STATEMENT"), to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without prior consultation with Purchaser and its counsel; and

            (iii) notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Purchaser a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Purchaser reasonably objects. If at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement, after obtaining the consent of Purchaser to such amendment or supplement (which consent shall not be unreasonably withheld or delayed), the Company shall promptly transmit such amendment or supplement to its stockholders.

            (b) To the extent permitted by Law, Purchaser shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of Purchaser's other subsidiaries in favor of the adoption of this Agreement and the approval of the Transactions.

4.5. Commercially Reasonable Efforts.

            Subject to the terms and conditions herein provided, including
Section 4.8 of this Agreement, the Company agrees to, and shall cause its subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including, but not limited to: (i) obtaining all Consents from Governmental Authorities and other third parties for which the Company or any of its subsidiaries would need to obtain consent required for the consummation of the Transactions (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) consulting and cooperating with, providing assistance to and furnishing information reasonably requested by Purchaser and Merger Sub in the preparation and filing with the SEC of the Proxy Statement and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, the Company agrees to, and shall cause its subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Transactions to be satisfied by the Company.

4.6. Public Announcements.

            So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, (i) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement or the Transactions without the prior written consent of Purchaser, or
(ii) discuss with the press or the media this Agreement or the Transactions (and will refer any and all questions and inquiries concerning Purchaser or its affiliates to Purchaser), except in any case under (i) or (ii) to the extent that such release, announcement communication or discussion is required by applicable Law or Governmental Authority and in such cases only after consultation with Purchaser.

4.7. Compliance.

            In consummating the Transactions, the Company shall, and shall cause its subsidiaries to, comply with the provisions of the Exchange Act, the Securities Act, the DGCL and all other applicable Laws, provided, however, that the failure of the Company or any of its subsidiaries to obtain any Consent in connection with this Agreement or any of the Transactions pursuant to any federal, state, city or local Law governing the sale of liquor that may be applicable or required by any Company Material Contract shall not be deemed to cause a breach of this covenant.

4.8. No Solicitation.

            (a) For purposes of this Agreement, "COMPANY TAKEOVER PROPOSAL" means (other than the Transactions) any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase of assets of the Company representing 20% or more of the assets of the Company and its subsidiaries, including by way of the purchase of stock of subsidiaries of the Company, (2) any issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (3) any tender offer, exchange offer or other transaction in which, if consummated, any person or "group" (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the Company, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving the Company. For purposes of this Agreement, a "COMPANY SUPERIOR OFFER" means a Company Takeover Proposal on terms that the Board determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, are more favorable to the Company's stockholders than this Agreement and the Transactions, taken as a whole, after giving effect to any adjustments to the terms and conditions of this Agreement agreed to in writing by Purchaser in response to such Company Takeover Proposal, and is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of, and conditions to, the Company Superior Offer and the person making the Company Superior Offer (including any financing required by such person).

            (b) Except as set forth in this Section 4.8, the Company shall not, directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, director, employee, agent or representative of the Company to, (i) solicit, encourage, initiate or facilitate the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding the Company or the Transactions to any person (other than Purchaser, Merger Sub or their representatives) in connection with or in response to a Company Takeover Proposal, (iii) engage in discussions or negotiations with any person with respect to any Company Takeover Proposal, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval of this Agreement or the Transactions or its recommendation that holders of Shares adopt this Agreement, (v) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (vi) cause the Company to discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal.

            (c) Notwithstanding the provisions of Section 4.8(b), nothing in this Agreement shall prohibit or limit (i) the Company, or the Board, prior to the date of the Special Meeting, from furnishing non-public information regarding the Company to, or entering into discussions or negotiations with, any person in response to an unsolicited, bona fide written Company Takeover Proposal if (A) the Board determines in good faith, after consultation with its outside legal counsel, that such action with respect to such Company Takeover Proposal is necessary for the Board to comply with its fiduciary duties to the Company's stockholders under applicable Law, (B) the Company receives from such person an executed confidentiality agreement with provisions no less favorable, in the aggregate, to the Company than those contained in the confidentiality agreement dated December 7, 2005 by and between the Company and Purchaser, and (C) contemporaneously with furnishing any such information to such person, the Company furnishes such information to Purchaser to the extent such information has not been previously furnished to Purchaser; or (ii) the Company from complying with Rules l4d-9 and 14e-2 promulgated under the Exchange Act with regard to any Company Takeover Proposal.

            (d) The Company shall notify Purchaser as promptly as practicable (and in any event within one business day) of the receipt by the Company, or any of its representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Company Takeover Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in a Company Takeover Proposal, specifying the terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request for information. The Company shall keep Purchaser informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests for information. The Company agrees that it shall not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party and that relates to a Company Takeover Proposal, and the Company shall use commercially reasonable efforts to enforce the provisions of any such agreement. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal as of the date hereof and shall inform its representatives of the obligations undertaken in this Section 4.8.

            (e) Notwithstanding anything in this Agreement to the contrary, including Section 4.8(b), the Board may, at any time prior to the date of the Special Meeting: (i) (A) withdraw or modify its approval of this Agreement or the Transactions or its recommendation that holders of Shares adopt this Agreement and approve the Transactions or (B) approve or recommend a Company Superior Offer if, in the case of both clause (A) and (B) above: (x) an unsolicited, bona fide written offer is made to the Company by a third party for a Company Takeover Proposal; (y) the Board determines in good faith, after consultation with its financial advisors, that such offer constitutes a Company Superior Offer; and (z) following consultation with outside legal counsel, the Board determines that the withdrawal or modification of its approval of this Agreement or the Transactions or its recommendation that holders of Shares adopt this Agreement and approve the Transactions is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law, but only, in the case of both clause (A) and (B) above, (i) after providing written notice to Purchaser (a "NOTICE OF SUPERIOR OFFER") advising Purchaser that the Board has received a Company Superior Offer, specifying the material terms and conditions of such Company Superior Offer and identifying the person or persons making such Company Superior Offer, and (ii) if Purchaser does not, within three (3) business days of Purchaser's receipt of the Notice of Superior Offer, make an offer that the Board determines in good faith, after consultation with its financial advisors, to be at least as favorable to the Company's stockholders as the Company Superior Offer; provided that during such three (3) business day period, the Company shall, and shall use commercially reasonable efforts to cause its financial and legal advisors to, negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) to enable Purchaser to make such an offer; or (ii) other than in connection with a Company Takeover Proposal, withdraw or modify its approval of this Agreement or the

Transactions or its recommendation that holders of Shares adopt this Agreement and approve the Transactions, if the Board reasonably determines (after consultation with outside legal counsel) that the withdrawal or modification of such approval or recommendation is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law.

4.9. SEC and Stockholder Filings.

            The Company shall send to Purchaser a copy of all reports and materials promptly after the time it sends the same to its stockholders, the SEC or any state or foreign securities commission.

4.10. State Takeover Laws.

            Notwithstanding any other provision in this Agreement, if any state takeover statute may become, or may purport to be, applicable to any of the Transactions, the Company and the members of its Board will, and the Company will cause its subsidiaries to, grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any takeover statute on any of the Transactions.

4.11. AMENDMENT OF THE COMPANY EMPLOYEE PLANS.

            The Company will, effective at or immediately before the Effective Time, cause any of its or its subsidiaries' Company Employee Plans to be amended, to the extent reasonably requested by Purchaser, for the purpose of permitting such Company Employee Plan to continue to operate in conformity with ERISA and the Code and with the structure of the Company and its affiliates following the Transfers and the Merger.

4.12. HSR ACT.

            The Company will, and will cause its subsidiaries to, promptly after the execution of this Agreement, file all Notification and Report Forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in connection with the Transactions, will exercise its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary to consummate the Transactions.

4.13. ACTIONS WITH RESPECT TO THE TRANSFERS.

            (a) Notwithstanding any other provision in this Agreement, on or prior to the Transfer Closing Date, the following events will occur:

            (i) The Board shall have declared the Distribution, payable to all holders of record of Shares immediately prior to the Effective Time.

            (ii) The Company and Purchaser shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign

Tax law) (collectively, a "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale of the stock of each of the Transferred Subs.

            (iii) Each such Section 338(h)(10) Election shall be made pursuant to Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder. The Company shall include any income, gain, loss, deduction or other Tax items resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law.

            (iv) The Company shall have also furnished Purchaser with a non-foreign affidavit dated as of the Transfer Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that the Company is not a "Foreign Person" as defined in Section 1445 of the Code.

            (b) Effective immediately prior to the Transfer Closing, the Company shall eliminate all intercompany receivables owed to the Company or any of its subsidiaries by any of the Transferred Subs in a tax-free transaction by having the Company and/or any of its subsidiaries contribute such intercompany receivables to the applicable Transferred Sub having the corresponding intercompany payable.

4.14. Tax Sharing Agreements.

            To the extent permitted by the Internal Revenue Service, all Tax sharing agreements or similar arrangements with respect to or involving the Company or any of its subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its subsidiaries shall not be bound thereby or have any liability thereunder.


                                    ARTICLE V
                        ADDITIONAL COVENANTS OF PURCHASER

5.1. Notification of Certain Matters.

            Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) there has been a material failure of Purchaser or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with any of the Transactions; (iii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with any of the Transactions;
(iv) the occurrence of an event which could reasonably be expected to have a Purchaser Material Adverse Effect or that could otherwise reasonably be expected to cause a condition in Article VI not to be satisfied; or (v) the commencement or threat, in writing, of any Litigation against Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed by Purchaser in this Agreement or which relates to the consummation of any of the Transactions. No such notice to the Company shall have any effect on the determination of whether any of the conditions to the consummation of any of the

Transactions have been satisfied or in determining whether any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2. COMMERCIALLY REASONABLE EFFORTS.

            Subject to the terms and conditions herein provided, Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including, but not limited to: (i) obtaining all Consents from Governmental Authorities and other third parties (for which Purchaser would need to obtain Consent) required for the consummation of the Transactions and (ii) consulting and cooperating with, providing assistance to and furnishing information reasonably requested by the Company in the preparation and filing with the SEC of the Proxy Statement and all necessary amendments and supplements thereto. Upon the terms and subject to the conditions hereof, Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Transactions to be satisfied by Purchaser.

5.3. COMPLIANCE.

            In consummating the Transactions, Purchaser and Merger Sub shall comply with the provisions of the Exchange Act, the Securities Act, the DGCL and all other applicable Laws.

5.4. INDEMNIFICATION AND INSURANCE.

            (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries. After the Closing, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each of its subsidiaries at or prior to the Effective Time (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation or Bylaws of the Company, or any other applicable contract or agreement, in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation's written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.4(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within six (6) years after the Effective Time, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

            (b) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time "tail" insurance policies with a claims period of at least six years from the Effective Time with respect to directors' and officers' liability insurance in amount and scope at least as favorable as the Company's existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation, in order to obtain the insurance policies required under this Section 5.4(b), be required to expend in any year during such six (6) year period more than 300% of current annual premiums paid by the Company for current comparable insurance coverage; provided, however, that in the event of an expiration, termination or cancellation of such current policies, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount. The Company represents that such current annual premium amount is set forth in Section 5.4(b) of the Company Disclosure Schedule.

            (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.4.

            (d) The provisions of this Section 5.4 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.5. Benefit Plans and Employee Matters.

            (a) From and after the Transfer Closing or the Effective Time, as the case may be, Purchaser shall cause the Transferred Subs to, and the Surviving Corporation and its subsidiaries shall, continue to honor, in accordance with their terms, all binding contracts, agreements, arrangements, policies, plans and commitments of the Company and its subsidiaries as in effect immediately prior to the Transfer Closing or the Effective Time, as the case may be, that are applicable to any current or former employees or directors of the Company or any of its subsidiaries.

            (b) Employees of the Company and its subsidiaries as of the Transfer Closing or the Effective Time, as the case may be (each, an "EMPLOYEE"), shall receive credit under any employee benefit plan, program or arrangement (including vacation plans, programs and arrangements) established or maintained by Purchase Sub or any of the Transferred Subs or the Surviving Corporation or any of its subsidiaries, as the case may be, for service with the Company and its subsidiaries through the Transfer Closing or the Effective Time, as the case may be. Each Employee shall retain their current credit for service accrued or deemed accrued on or prior to the Transfer Closing or the Effective Time, as the case may be, with the Company or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

            (c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Purchase Sub or any of the Transferred Subs, or by the Surviving Corporation or any of its subsidiaries, in which an Employee may be eligible to participate on or after the Transfer Closing or the Effective Time, as the case may be, Purchaser shall provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Company Employee Plans during the relevant plan year, up to and including the Transfer Closing or the Effective Time, as the case may be.

            (d) From and after the Transfer Closing or the Effective Time, as the case may be, Purchaser shall cause the Transferred Subs to, and the Surviving Corporation and its subsidiaries shall, continue to honor, in accordance with their terms, all employment and retention agreements listed in
Section 5.5(d) of the Company Disclosure Schedule.

5.6. Public Announcements.

            So long as this Agreement is in effect, each of Purchaser and Merger Sub shall not, and each shall cause its respective affiliates not to, (i) issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement or the Transactions without the prior written consent of the Company, or (ii) discuss with the press or the media this Agreement or the Transactions (and will refer any and all questions and inquiries concerning the Company or its affiliates to the Company), except in any case under (i) or (ii) to the extent that such release, announcement, communication or discussion is required by applicable Law or Governmental Authority and in such cases only after consultation with the Company.

5.7. HSR ACT.

            Each of Purchaser and Merger Sub will, promptly after the execution of this Agreement, file all Notification and Report Forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in connection with the Transactions, will exercise its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary to consummate the Transactions.


                                   ARTICLE VI
                                   CONDITIONS

6.1. Conditions to Each Party's Obligations.

            The respective obligations of each party to effect the Transactions shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

            (b) No Injunction or Action. No order, statute, law, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which makes illegal, prohibits or prevents the consummation of any of the Transactions and which has not been vacated, dismissed or withdrawn prior to the Transfer Closing Date or the Closing Date, as applicable. The Company and Purchaser shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Transfer Closing Date.

            (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

6.2. Conditions to Obligations of Purchaser to Effect the Transfers.

            The obligations of Purchaser to effect the Transfers shall be subject to the fulfillment at or prior to the Transfer Closing Date of the following additional conditions, which may be waived by Purchaser in writing in its sole discretion:

            (a) Representations and Warranties. The representations and warranties of the Company (i) set forth in this Agreement (other than Sections 2.2(a)-(d), 2.2(f), 2.3 and 2.4) shall be true and correct as of the date of this Agreement and as of the Transfer Closing Date (other than representations and warranties which address matters only as of a particular date, which shall be true and correct on and as of such particular date, subject to the qualification below), as if made at and as at such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) could not reasonably be expected to have a Company Material Adverse Effect, and (ii) set forth in Sections 2.2(a)-(d), 2.2(f), 2.3 and 2.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Transfer Closing Date (other than representations and warranties which address matters only as of a particular date, which shall be true and correct in all material respects on and as of such particular date), as if made at and as at such date.

            (b) Covenants. The Company shall have performed in all material respects its obligations and complied in all material respects with its agreements or covenants to be performed or complied with by it under this Agreement on or prior to the Transfer Closing Date.

            (c) Material Adverse Effect. There shall not have occurred any changes, conditions, events or developments that have had or that could reasonably be expected to have a Company Material Adverse Effect.

            (d) Certificate. The Company shall have furnished Purchaser with a certificate dated as of the Transfer Closing Date signed on its behalf by its Chief Executive Officer, in such capacity but not as an individual, to the effect that the conditions set forth in paragraphs (a) and (b) of this Section
6.2 have been satisfied.

            (e) Governmental Action. There shall not have been entered, enforced or issued by any Governmental Authority any judgment, order, injunction, ruling or decree which: (i) prohibits or materially limits the ownership or operation by the Surviving Corporation, Purchaser or Purchase Sub of any material portion of the shares of stock (or other rights of ownership) or assets of the Company and its subsidiaries, taken as a whole; or (ii) requires divestiture or rescission by Purchaser, Merger Sub or Purchase Sub of any material portion of the shares of stock (or other rights of ownership) or assets of the Company and its subsidiaries, taken as a whole.

            (f) Consents. All Consents required in connection with this Agreement or the Transactions (other than any Consents that may be required under any Company Leases or Company Permits, including, without limitation, pursuant to any federal, state, city or local Law governing the sale of liquor that may be applicable) shall have been obtained and shall be in full force and effect, except where the failure to so obtain or have in effect such Consents could not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

            (g) Dissent Condition. The holders of not more than twenty-two and one-half percent (22.5%) of the Shares shall have exercised dissenter's rights in accordance with the DGCL.

Purchaser and Merger Sub expressly acknowledge that the Company's failure to obtain or have in effect Consents that may be required under any Company Leases or Company Permits, including, without limitation, pursuant to any federal, state, city or local Law governing the sale of liquor that may be applicable, shall not constitute a Company Material Adverse Effect.

6.3. CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE MERGER.

            The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, which may be waived by Purchaser in writing in its sole discretion:

            (a) Closing of Transfers and Distribution. The Transfer Closing shall have occurred and the Company shall have deposited the Distribution with the Transfer Agent.

            (b) Transfer Closing Conditions. All of the conditions set forth in
Section 6.2 shall be conditions to the obligation of Purchaser and Merger Sub to effect the Merger, with any such conditions that are to be fulfilled at or prior to the Transfer Closing Date being required to be fulfilled as of the Effective Time.

            (c) Certificate. The Company shall have furnished Purchaser with a certificate in substance the same as the one furnished pursuant to Section 6.2(d), dated as of the Closing Date.

6.4. CONDITIONS TO OBLIGATIONS OF THE COMPANY.

            (a) Closing of Transfers. The obligations of the Company to effect the Transfers shall be subject to the fulfillment at or prior to the Transfer Closing Date of the following additional conditions, which may be waived by the Company in writing in its sole discretion:

            (i) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Transfer Closing Date (other than representations and warranties which address matters only as of a particular date, which shall be true and correct on and as of such particular date, subject to the qualification below), as if made at and as at such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Purchaser Material Adverse Effect" set forth therein) could not reasonably be expected to have a Purchaser Material Adverse Effect.

            (ii) Covenants. Purchaser shall have performed in all material respects its obligations and complied in all material respects with its agreements or covenants to be performed or complied with by it under this Agreement on or prior to the Transfer Closing Date.

            (iii) Certificate. Purchaser shall have furnished the Company with a certificate dated as of the Transfer Closing Date signed on its behalf by its President, in such capacity but not as an individual, to the effect that the conditions set forth in paragraphs (i) and (ii) of this Section 6.4(a) have been satisfied.

            (b) Closing of Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, which may be waived by the Company in writing in its sole discretion:

            (i) Closing of Transfers. The Transfer Closing shall have occurred.

            (ii) Transfer Closing Conditions. All of the conditions set forth in
Section 6.4(a) shall be conditions to the obligation of the Company to effect the Merger, with any such conditions that are to be fulfilled at or prior to the Transfer Closing Date being required to be fulfilled as of the Effective Time.

            (iii) Certificate. Purchaser shall have furnished the Company with a certificate in substance the same as the one furnished pursuant to Section 6.4(a)(iii), dated as of the Closing Date.

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

6.5. Frustration of Conditions.

            None of Purchaser, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.


                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

 7.1. Termination.

            This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date by action taken or authorized by the Board of Directors or other governing body of the terminating party or parties, as follows (the date of any such termination, the "TERMINATION DATE"):

            (a) by mutual written consent of Purchaser and the Company;

            (b) by either Purchaser or the Company, if the Merger has not been consummated on or before December 15, 2006 (the "OUTSIDE DATE"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

            (c) by either Purchaser or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legally binding Law, injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of any of the Transactions illegal or otherwise preventing or prohibiting consummation of any of the Transactions;

            (d) by Purchaser, if neither Purchaser nor Merger Sub is in material breach of any of its representations, warranties or covenants under this Agreement, and if (i) any of the representations or warranties of the Company herein become untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 6.2(b) would not be satisfied, and such breach (if curable) has not been cured within twenty (20) days after notice to the Company;

            (e) by the Company, if the Company is not in material breach of any of its representations, warranties or covenants under this Agreement, and if (i) any of the representations or warranties of Purchaser or Merger Sub herein become untrue or inaccurate, such that the condition set forth in Section 6.4(a)(i) would not be satisfied or (ii) there has been a breach on the part of Purchaser or Merger Sub of any of its covenants or agreements herein such that the condition set forth in Section 6.4(a)(ii) would not be satisfied, and such breach (if curable) has not been cured within twenty (20) days after notice to Purchaser or Merger Sub, as the case may be;

            (f) by Purchaser, if the Board shall have (i) withdrawn or modified in a manner adverse to Purchaser its approval of this Agreement or the Transactions or its recommendation that holders of Shares adopt this Agreement and approve the Transactions or (ii) recommended or approved any Company Takeover Proposal;

            (g) by the Company, if the Board shall have withdrawn or modified in a manner adverse to Purchaser its approval of this Agreement or the Transactions or its recommendation that holders of Shares adopt this Agreement and approve the Transactions in accordance with Section 4.8(e)(i) of this Agreement, provided, however, that any such purported termination pursuant to this Section 7.1(g) shall be void and of no force or effect unless the Company concurrently with such termination (i) pays to Purchaser the Company Termination Fee and the Termination Expenses in accordance with Section 7.3 and (ii) enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Offer; or

            (h) by Purchaser or the Company, if, at the Special Meeting, the Company Stockholder Approval is not obtained.

7.2. Effect of Termination.

            In the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of this Section 7.2, Section 7.3 (Fees and Expenses) and Section 8.1 (Confidentiality) shall survive any such termination); provided, however, that, in the event of a termination of this Agreement under Section 7.1(d) or 7.1(e), the terminating party shall be entitled to receive from the breaching party, within two business days after such termination of this Agreement, an amount equal to $3,000,000 (the "LIQUIDATED DAMAGES AMOUNT") as the sole and liquidated damages of the terminating party, except as otherwise expressly provided in
Section 7.3(b)(iii). The parties acknowledge that, in the event of a termination of this Agreement under either such Section, the damages incurred by the terminating party would be difficult to determine and that the Liquidated Damages Amount represents a reasonable estimate of such damages. A party will not otherwise have any liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to a termination of this Agreement under Section 7.1, or otherwise in connection with any termination of this Agreement under Section 7.1, except as otherwise expressly provided above in this Section 7.2 or in Section 7.3 below. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 8.12 hereof in lieu of terminating this Agreement pursuant to
Section 7.1.

7.3. Fees and Expenses.

            (a) Except as otherwise set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions is consummated. As used in this Agreement, "EXPENSES" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Transactions. Purchaser and the Company shall each pay one-half of the filing fee in connection with the filings under the HSR Act.

            (b) The Company agrees that if this Agreement shall be terminated:

            (i) pursuant to Section 7.1(f), then (so long as neither Purchaser nor Merger Sub was, as of the Termination Date, in breach of any of its representations, warranties or covenants in this Agreement such that the condition set forth in Section 6.4(a)(i) or Section 6.4(a)(ii) would not be satisfied) the Company shall pay Purchaser the Company Termination Fee and the Termination Expenses; or

            (ii) pursuant to Section 7.1(g), then the Company shall pay Purchaser the Company Termination Fee and the Termination Expenses;

            (iii) pursuant to Section 7.1(b) or Section 7.1(h) (if prior to such termination a Company Takeover Proposal shall have been publicly announced or otherwise disclosed to the stockholders of the Company (a "COMPANY PUBLIC PROPOSAL")) or pursuant to Section 7.1(d) and within nine (9) months of the Termination Date the Company or any of its subsidiaries enters into a definitive agreement with respect to, or the Board recommends that the Company stockholders approve, adopt or accept, any Company Takeover Proposal, then the Company shall pay Purchaser the Company Termination Fee (in the case of a termination pursuant to Section 7.1(d), with a credit for the Liquidated Damages Amount previously paid as provided in Section 7.2) and the Termination Expenses; or

            (iv) pursuant to Section 7.1(h) if prior to such termination no Company Public Proposal shall have been publicly announced or otherwise disclosed to the stockholders of the Company, then the Company shall pay Purchaser the Termination Expenses.

            (c) All Termination Expenses payable to Purchaser under Section 7.3(b) shall be paid to Purchase or its designee by the Company in immediately available funds within two (2) business days after receiving evidence of the reasonably documented Expenses of Purchaser and its affiliates. The Company Termination Fee shall be paid to Purchaser or its designee by the Company in immediately available funds (i) within two (2) business days after the termination of this Agreement pursuant to Section 7.1(f), (ii) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 7.1(g), and (iii) concurrently upon the Company entering into a definitive agreement with respect to, or the Board recommending that the Company stockholders approve, adopt or accept, a Company Takeover Proposal, if this Agreement is terminated under any of the circumstances set forth in Section 7.3(b)(iii). In no event shall the Company be required to pay under Section 7.3(b) an amount in the aggregate in excess of $19,500,000.

            (d) For purposes of this Agreement, (i) "COMPANY TERMINATION FEE" means an amount equal to $18,000,000 and (ii) "TERMINATION EXPENSES" means an amount, not to exceed

$1,500,000 (and not to exceed $1,000,000 in the case of Section 7.3(b)(iv)), equal to the reasonably documented Expenses of Purchaser and its affiliates.

            (e) Each of the Company and Purchaser acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due, the Company shall reimburse Purchaser, in addition to the Termination Expenses and not subject to any cap or limit thereon, for all reasonable costs and expenses actually incurred or accrued by Purchaser (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section
7.3. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated under any of the circumstances set forth in Section 7.3(b) as a result of which Purchaser is entitled to receive payment of the Company Termination Fee and/or Termination Expenses, Purchaser's right to receive payment of the Company Termination Fee and/or Termination Expenses pursuant to this Section 7.3 shall be the exclusive remedy of Purchaser and Merger Sub for the loss suffered as a result of the failure of the Transactions to be consummated, and upon payment of the Company Termination Fee and/or Termination Expenses in accordance with this Section 7.3, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the Transactions (except with respect to the second sentence of this Section 7.3(e) and with respect to Section 8.1) if this Agreement is terminated under any of the circumstances set forth in Section 7.3(b).


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1. Confidentiality.

            Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or Governmental Authority, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Purchaser or the Company, as applicable, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser, Merger Sub and their respective officers, directors, employees, agents and representatives. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall use its commercially reasonable efforts to consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after a party uses its commercially reasonable efforts to consult with the other party, may file with the SEC a Report on Form 8-K pursuant to the Exchange Act with respect to the Transactions, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any filings with the SEC. In the event this Agreement is terminated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by applicable Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

8.2. Amendment and Modification.

            This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

8.3. Waiver of Compliance; Consents.

            Any failure of the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser, on the one hand, or the Company, on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

 8.4. Survival.

            The respective representations and warranties of the Company, Purchaser and Merger Sub contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

8.5. Notices.

            All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i) if to the Company, to:

                        Lone Star Steakhouse & Saloon, Inc.
                        224 East Douglas, Suite 700
                        Wichita, Kansas 67202
                        Attention:  John D. White
                        Facsimile: (316) 264-5988
            with a copy to (but which shall not constitute notice to the Company):

                        Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower
                        65 East 55th Street
                        New York, New York  10022
                        Attention: Steven Wolosky, Esq.
                        Facsimile: (212) 451-2222

            (ii) if to Purchaser or Merger Sub, to:

                        c/o Hudson Advisors, L.L.C.
                        717 North Harwood Street, Suite 2100
                        Dallas, Texas 75201
                        Attention:  Marc L. Lipshy, Esq.
                        Facsimile:  (214) 459-1430

            with a copy to (but which shall not constitute notice to Purchaser or Merger Sub)

                        Jenkens & Gilchrist, P.C.
                        1445 Ross Avenue, Suite 3700
                        Dallas, Texas 75202
                        Attention:        Robert G. McCormick, Esq.
                                    Gregory J. Schmitt, Esq.
                        Facsimile:  (214) 855-4300

8.6. Binding Effect; Assignment.

            This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time, without the prior written consent of the other parties hereto; provided, however, that Purchaser and Merger Sub may assign all or any of their rights hereunder to any of their respective affiliates; provided, further, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

8.7. Governing Law; Jurisdiction.

            This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware, without regard to the conflicts of law principles thereof. In any action between any of the parties arising out of or relating to the subject matter of this Agreement or any of the Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.5.

8.8. Counterparts.

            This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9. Interpretation.

            The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "AFFILIATE," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person,
(iii) the term "SUBSIDIARY" of any specified person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interest of which, is directly or indirectly owned by such specified person, (iv) the term "KNOWLEDGE," when used with respect to the Company, shall mean the knowledge of the executive officers of the Company (without a duty to investigate) and, when used with respect to Purchaser, shall mean the knowledge of the executive officers of Purchaser (without a duty to investigate), and (v) the term "INCLUDING" shall mean "including, without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.10. Entire Agreement.

            This Agreement and the documents or instruments referred to herein, including, but not limited to, the Exhibit(s) attached hereto and the Company Disclosure Schedule referred to herein, which Exhibit(s) and Company Disclosure Schedule are incorporated herein by reference, any other written agreement entered into contemporaneously herewith, and the Confidentiality Agreement, dated December 7, 2005, between the Company and Purchaser, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings between the parties with respect to such subject matter.

8.11. Severability.

            In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

8.12. Specific Performance.

            The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

8.13. Attorneys' Fees.

            If any legal action or any arbitration is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach or default in connection with the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other reasonable costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

8.14. Third Parties.

            Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party, except pursuant to, as provided by and in accordance with the provisions of Sections 5.4 and 5.5(d) hereof.



                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.



                                   LONE STAR STEAKHOUSE & SALOON, INC.,
                                   a Delaware corporation

                                   By: /s/ Jamie B. Coulter
                                       -------------------------------
                                       Jamie B. Coulter,
                                       Chief Executive Officer

                                   LONE STAR U.S. ACQUISITIONS LLC,
                                   a Delaware limited liability company

                                   By: /s/ Marc L. Lipshy
                                       -------------------------------
                                       Marc L. Lipshy
                                       Vice President

                                   COI ACQUISITION CORP., a Delaware corporation

                                   By: /s/ Marc L. Lipshy
                                       -------------------------------
                                       Marc L. Lipshy
                                       Vice President





                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]


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